EXHIBIT 10.21

SUMMARY OF ANNUAL COMPENSATION
OF MEMBERS OF THE BOARD OF DIRECTORS OF
THE ALLIED DEFENSE GROUP, INC.

          Non-employee directors of The Allied Defense Group, Inc. (“Allied”) receive the following annual compensation for service as a member of Allied:

•	Cash of $24,000, payable in equal monthly installments of $2,000 (the Chairman of the Board and the Chairman Emeritus are entitled to an additional $1,000 and $500 per month, respectively); and

•	$36,000 of Allied stock valued at the closing price on the last day of each June (rounded down to the nearest whole share)

          The directors have the option to defer receipt of the cash and/or Allied stock until the director retires from the Allied board or the occurrence of a qualifying Allied change of control.